Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 22, 2008, relating to the consolidated financial statements of Fifth Third Bancorp and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2007 and incorporated by reference in Registration Statement No. 333-147192.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
June 5, 2008